Exhibit 99

INTERVIEW TRANSCRIPT

MEDIA:	Bloomberg Television
DATE:	07/08/03
TIME:	07:40 AM
SHOW:	Morning Call
SUBJECT:	Interview with Walter Ulloa of Entravision

Brian Sullivan, Anchor:

Well, you picked a great time to join us—I will get that right—because it’s time to continue our series that we call “Second Quarter Stars.” We use the Bloomberg terminal to find companies whose stock has outpaced the broader market for the second quarter, and Entravision Communications is one of them. The stock rose a hundred and ten percent in the second quarter alone.

Who are they? Well, they’re the largest affiliate of Spanish language network broadcaster Univision, and it operates about twenty stations across the U.S. Earlier, I spoke to Walter Ulloa, chairman and CEO of Entravision Communication, about ways they are controlling their costs.

[Begin videotape]

Walter Ulloa, Chairman and CEO, Entravision:

I think we’ve done an excellent job of managing our costs. Our cost growth has been driven by a number of stations, both television and radio, that we launched in ‘02. We have indicated to our investors and to the analyst community that we intend to reduce our cost growth to five, six percent by the middle of ‘04. We are well on our way to doing that, and we expect to have our cost growth at, below double-digit, high single-digit, by the end of the year.

Sullivan:

Let’s talk about growth in terms of sales, then, both in television and in radio. Can you give us some numbers as far as TV and radio’s expected growth for the second half of 2003?

Ulloa:

Well, I can’t give you growth for the second half of ‘03, but I can tell you that we have some of the strongest revenue growth, both in the television and radio divisions, of any broadcast company in the country. We’ve had that in the first half and expect to have it in the second half.

We told the investor community that we anticipated revenue growth of seven to ten percent in our television division and twelve to fourteen percent in our radio division. We expect to be at the high end of that guidance.

Sullivan:

Okay. At the high end?

Ulloa:

And perhaps—at the high end and maybe even above that guidance, but certainly at the high end.

Sullivan:

Okay. Also, you stated in May that your radio division, quote, may not be as competitive as you’d like because you don’t have what you call enough scale. Does that mean you are planning on making more acquisitions in the radio or television markets?

Ulloa:

I believe what I said with regards to that comment is that in markets where we don’t have enough scale, that we would look to divesting or moving out of those markets. I believe that in general, in most of our radio markets, we have the kind of scale that we need to compete and to grow our business as we’ve indicated we will.

Sullivan:

Okay. Let’s talk about divestitures then, if that’s the situation. Where would you consider making those divestitures?

Ulloa:

Well, just to point to one divestiture that we announced over the weekend, we—I should say right before the Fourth of July holiday—we announced the divestiture of our newspaper, El Diario-La Prensa, in New York City. That’s a non-core asset, and we had indicated to the investor community that we would be looking at divesting non-core assets in ‘03.

As far as radio divestitures are concerned, it’s hard to tell right now as to what divestitures we might do in the second half in radio. But we are looking at our entire radio portfolio and determining if we do need to perhaps move out of a certain market.

Sullivan:

Okay…

Ulloa:

In our television division, we have no plans to divest any of our television assets.

Sullivan:

Okay. Let’s talk about, actually, El Diario. When you did divest, you got nineteen point nine million dollars in the transaction. What will you do with that money?

Ulloa:

We are using that to reduce our debt. We immediately transferred those funds to reduce our revolver. But as we said we would do at the beginning of the year, we said that we would, any transaction that we might do, we would use the proceeds from the sale of any of our assets to reduce our debt.

[End videotape]

Sullivan:

That was Walter Ulloa, chairman and CEO of Entravision Communications

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